Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into and made effective as of June 14, 2019 (the “Effective Date”) by and between MICHAEL J. NANKO (the “Employee”) and AMERICAN ADDICTION CENTERS, INC. (the “Employer”).

1.    Separation Date. The parties acknowledge that the Employee’s employment with the Employer terminated June 14, 2019 (the “Separation Date”).

2.    Separation Amount. In exchange for the release of claims and other covenants and promises by the Employee detailed in this Agreement, the Employer agrees (a) to pay a total of One Hundred Eighty-Five Thousand Eight Hundred Thirty Three Dollars and Twenty Eight Cents ($185,833.28), by paying Employee at his current salary through the Separation Date, as contemplated in Section 3.a., with paychecks payable in accordance with the normal payroll schedule (the “Severance Payments”) and (b) to make a payment to the Employee of one thousand fifty four dollars and thirty eight cents ($1,504.38) (the “Final Payment”), payable by October 15, 2019. The Employee acknowledges that the Employee would not be entitled to the Severance Payments and Final Payment but for his execution of this Agreement.

3.    Acknowledgment of No Other Payments or Benefits.

a.

As of the Effective Date, the Employee (a) has resigned all employment with the Company , the positions of President and Chief Operating Officer of the Company, and all other executive, officer or other senior leadership positions with the Company and its subsidiaries and affiliates; (b) is no longer required to perform the duties of said positions nor report to work at the Employers corporate office; and (c) may immediately seek other employment.

b.

Except for payments referenced in Section 2 above and any vested benefits under the Employer’s 401(k) savings plan, no other payments, bonuses or benefits will be made by the Employer to the Employee. The Employee acknowledges that the Employee has no entitlement to, or any right to make any claim for, any additional payments, commissions, bonuses or benefits by the Employer of any kind whatsoever. The Employee’s eligibility for medical, dental and vision coverage as an active employee shall terminate on October 30, 2019. All other employee benefits offered by the Employer shall terminate on the Separation Date. Continuation of health benefits coverage will then be at the Employee’s expense to the extent and period provided by law.

4.    Non-Admission. The Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by the Employer for any acts or omissions with respect to the Employee, including without limitation, the Employee’s employment with, or separation of employment from the Employer, with all such wrongdoing or liability being expressly denied.

5.    Mutual Release. The Employee, on the one hand, hereby releases the Employer and the Employer, on the other hand, hereby releases the Employee, together in each case with all of such other party’s Employer’s parents, subsidiaries, affiliates and divisions, including all related companies, employee leasing companies, and as to each, their respective successors and assigns, general and limited partners, directors, officers, representatives, attorneys, shareholders, agents, employees, and their respective heirs and personal representatives (collectively, the “Releasees”), from any and all claims, causes of action, grievances, expenses, liabilities, costs (including attorneys’ fees), obligations whether known or unknown, that in anyway arise from, grow out of, or are related to the Employee’s employment with the Employer, the Employee’s termination of employment with the Employer, or events that occurred before the date the Employee executes this Agreement (collectively, the “Released Claims”). Each of the Employee and Employer represents and warrants that it has not sold, assigned or transferred any Released Claims.

The Released Claims include, without limitation, any rights or claims in law or equity for breach of contract, wrongful termination or past wages under applicable state law; claims relating to discrimination, harassment, retaliation, accommodation, or whistle blowing (for example, claims under the Age Discrimination in Employment Act (“ADEA”); claims relating to benefits (for example, claims under the Employee Retirement Income Security Act of 1974); claims relating to employee leave (for example, claims under the Family and Medical Leave Act); claims relating to mandatory notifications (for example, claims under the Worker Adjustment and Retraining Notification Act or the Fair Credit Reporting Act); claims relating to worker safety (for example, claims under the Occupational Health and Safety Act of 1970); or claims for personal injury, defamation, mental anguish, injury to health and personal reputation; and any other related claim under federal, state or local law of any form against Releasees; provided, however, that this release does not extend to rights or claims the release of which is expressly prohibited by law or that may arise after the Effective Date of this Agreement. The Employee understands that the categories and statutes listed above are for example only, and that the Employee is waiving all claims, whether based on federal, state, or local law, common law or otherwise.

As part of this release, the Employee covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against any Releasee based upon or relating to any Released Claim forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude the Employee from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If the Employee breaches this covenant not to sue, the Employee hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, the Employee agrees that the Employee will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Releasees. The parties agree that this Agreement will not prevent the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, the Employee agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which the Employee may be entitled as a result of any claim, charge, or complaint against the Releasees and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that the Employee could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

6.    Acknowledgement Regarding Wages. The Employee acknowledges and agrees that with following the payment noted in Section 1 hereof, the Employee: (a) has received all pay to which the Employee was entitled during the Employee’s employment with the Employer; (b) is not owed unpaid wages or unpaid overtime compensation by the Employer; and (c) does not believe that the Employee’s rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), were violated by any Releasee during the Employee’s employment with the Employer.

7.    Disclosure. The Employee acknowledges and warrants that the Employee is not aware of, or that the Employee has fully disclosed to the Employer in writing, any matters for which the Employee was responsible or which came to the Employee’s attention as an employee of the Employer that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Employer.

8.    Compliance with Older Worker Benefit Protection Act.

(a)    Consideration Period. The Employee acknowledges and understands that the Employee has a period of up to forty-five (45) days from receipt of this Agreement to consider its terms, although the Employee need not take that long, and that the Employee hereby waives any and all additional rights to any further review period. If the Employee has not executed this Agreement and returned it to the Employer within forty-five (45) days, this Agreement will be cancelled and will have no effect.

(b)    Revocation Period. The Employee acknowledges and understands that, for a period of seven (7) days following the Employee’s signing of this Agreement, the Employee may revoke the Employee’s acceptance of this Agreement by delivering a written revocation to Tim Stein, who is the Vice President, Human Capital, for the Employer, via email at tstein@ContactAAC.com. If the Employee timely revokes this Agreement, all of its provisions will be null and void. This Agreement will not be effective or enforceable and no Separation Amount will be provided to the Employee until the expiration of the seven (7) day period for revocation has expired.

(c)    Knowing and Voluntary Execution. The Employee acknowledges that the Employee is hereby advised and encouraged to consult with an attorney of the Employee’s choice before signing this Agreement; that the Employee has carefully read and fully understands the terms and conditions of this Agreement in their entirety and is fully satisfied with its terms, including without limitation, the consideration paid to the Employee by Employer; that the Employee has had an adequate opportunity to consider the Agreement; that the Employee knowingly and voluntarily assents to all the terms and conditions contained in this

Agreement without any duress, coercion or undue influence by the Employer, its representatives, or any other person; that the Employee has no pending claim, complaint, grievance with any federal or state agency or any court seeking money damages or relief against Releasees; that the Employee is not waiving rights or claims that may arise after the date this Agreement is executed; and that the Employee is not suffering from any disability or condition that would render the Employee unable to enter into this Agreement.

(d)    Confidentiality of Agreement. The Employee will keep the terms of this Agreement confidential and will not disclose its terms to anyone other than the following: (i) the Employee’s spouse; (ii) the Employee’s attorney; or (iii) the Employee’s professional tax adviser or tax preparer for the limited purpose of preparing or obtaining advice regarding such tax return or returns as may be necessary; provided that in each case all such persons agree to this obligation of confidentiality. If the Employee does not comply with the provisions of this Section 9, the Employee will be liable to the Employer for any damages incurred as a result of such noncompliance. The Employee also acknowledges that equitable relief, including, without limitation, specific performance by injunction, would be an appropriate remedy for the breach of this Section 9. The Company acknowledges that this Section 9 will no longer apply upon the Company’s public filing of this Agreement with the United States Securities & Exchange Commission, or otherwise upon the Company’s making public this Agreement pursuant to applicable law or regulation.

9.    Return of Property; Confidential Information. The Employee represents that the Employee has not retained, but rather has returned to the Employer, all property and business records of Releasees in any form and all copies of such records. To the extent such information was in electronic form, the Employee represents that the Employee has irretrievably deleted it to the best of the Employee’s ability and will take no steps to retrieve it. The Employee also acknowledges that, in the Employee’s position with the Employer, the Employee had access to the Employer’s confidential information, including, without limitation, confidential client and treatment information, confidential financial records; financial and other plans; marketing methods and systems; advertising strategies and methods; strategic plans; databases; payroll information; information regarding suppliers; reports prepared by consultants; training materials; management and administrative systems; and other business information (collectively and separately, “Confidential Information”). The Employee agrees not to use or disclose such Confidential Information to any third parties for so long as it remains confidential to the public. If the Employee does not comply with the provisions of this Section 10, the Employee will be liable to the Employer for any damages incurred as a result of such noncompliance. The Employee also acknowledges that equitable relief, including, without limitation, specific performance by injunction, would be an appropriate remedy for the breach of this Section 10.

10.    Non-Solicitation of Employer’s Employees and Contractor Relationships. In further consideration for the payment of the Severance Payments, the Employee agrees not to, for a period of one (1) year following the Employee’s termination of employment, directly or indirectly, on the Employee’s behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor of the Employer to terminate their employment or independent contractor relationship with the Employer.

11.    Cooperation. The Employee agrees that it is an essential term of this Agreement that the Employee cooperate with the Employer and its counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Employer of which the Employee may have knowledge or in which the Employee may be a witness. Such cooperation includes meeting with the Employer representatives and counsel to disclose such facts as the Employee may know; preparing with the Employer’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Employer and its counsel in the defense or prosecution of litigation as may, in the judgment of the Employer’s counsel, be necessary. The Employer shall take reasonable measures to minimize inconvenience to Employee in complying with this provision, including minimizing interference with his employment, ability to earn a living, or receipt of necessary medical care. The Employer agrees to reimburse the Employee, whether he is under subpoena or not, for reasonable and necessary out-of-pocket expenses and reasonable, permanently lost wages by the Employee in the course of complying with this obligation, in each case that are pre-authorized by the Employer. Nothing in this Section 12 should be construed in any way as prohibiting or discouraging the Employee from testifying truthfully under oath as part of, or in connection with, any such proceeding.

12.    Indemnification.    To the full extent permitted by law, Employer shall defend, indemnify and hold harmless Employee for any and all claims, lawsuits, judgments, expenses, and /or other losses that have arisen or subsequently arise due to his employment with Employer, whether now known or unknown. Said indemnification shall include costs associated with defending any dispute or litigation, including reasonable attorneys’ fees and expenses. Any counsel retained to defend Employee shall be selected by mutual agreement. The rights and obligations contained in this section shall apply regardless of whether Employee’s liability is found in his individual capacity or as an officer of Employer. To the extend that Employer has procured insurance coverage for this indemnification obligation of Employee and procurement of tail insurance coverage is necessary to extend coverage of Employee beyond his employment, Employer shall procure and pay for such insurance coverage.

13.    Mutual Non-Disparagement. To the extent permitted by law, the Employee, on the one hand, and the Employer on the other, affirms and agrees that he or she will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to anyone, via media or otherwise, which remarks or comments reasonably could be construed to be derogatory or disparaging to the other party or any of its Releasees, or to any of the other party’s current or former directors, officers, employees, products or services, or which comments reasonably could be anticipated to be damaging or injurious to the reputation or goodwill of same. The term “media” includes, without limitation, radio, television, film, internet, and social media such as Twitter and Facebook. This Section 14 does not in any way interfere with any Party’s right and responsibility to give truthful testimony under oath. The Employee and the Employer each acknowledge that neither this provision nor any other portion of this Agreement is intended to prohibit such party from making a truthful and accurate report to any governmental agency with oversight authority over the applicable Releasees.

14.    No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than the Employee. This Agreement may not be offered, used or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

15.    Attorneys’ Fees.    If either party breaches any provision or obligation of this Agreement and the other party must assert a legal claim in court or arbitration to enforce its rights, the prevailing party shall be entitled to recover from the non-prevailing party reimbursement of all costs incurred, including reasonable attorneys’ fees and expenses.

16.    Entire Agreement. This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements on the subject matter of this Agreement and cannot be modified except by a writing signed by both parties.

17.    Choice of Law. This Agreement will be governed and construed under the laws of the State of Tennessee without regard to the conflict of laws principles of that state.

18.    Arbitration. Should any dispute arise regarding the interpretation or enforcement of this Agreement, the parties agree to waive their rights to seek redress in a court of law and shall submit and adjudicate the matter exclusively through binding arbitration. The rules of the American Arbitration Association shall apply. The appropriate state or federal court in Williamson County, Tennessee shall enforce the decision of the arbitrator.

19.    Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

20.    Captions. The captions to the various sections of this Agreement are for convenience only and are not part of this Agreement.

21.    Severability. If any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of this Agreement, including any other provision of this Agreement. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.

22.    Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the party.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the Effective Date.

EMPLOYEE:

/s/ Michael J. Nanko June 20, 2019
Michael J. Nanko Date

EMPLOYER:

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Timothy K. Stein
Name:	Timothy K. Stein
Title:	Vice President, Human Capital
Date:	June 20, 2019